Exhibit 10.1
Execution Version

TAX DISAFFILIATION AGREEMENT
BETWEEN
HEXAGON AB
AND
OCTAVE INTELLIGENCE PLC
dated as of May 22, 2026

TABLE OF CONTENTS

SECTION 1.	Definition of Terms		2

SECTION 2.	Allocation of Tax Liabilities		8

	2.1	Allocation of Taxes	8

	2.2	Tax Payments	10

SECTION 3.	Preparation and Filing of Tax Returns		10

	3.1	Combined Returns	10

	3.2	Separate Returns	10

	3.3	Agent	10

	3.4	Provision of Information	10

	3.5	Special Rules Relating to the Preparation of Tax Returns	11

	3.6	Refunds, Credits, Offsets, Tax Benefits	11

	3.7	Amended Returns	12

	3.8	Compensatory Equity Interests	12

	3.9	United Kingdom Group Relief.	12

SECTION 4.	Tax Payments		12

	4.1	Payment of Taxes to Tax Authority	12

	4.2	Indemnification Payments	13

	4.3	Interest on Late Payments	13

	4.4	Tax Consequences of Payments	13

	4.5	Adjustments to Payments	13

	4.6	Certain Final Determinations	14

SECTION 5.	Cooperation and Tax Contests		14

	5.1	Cooperation	14

	5.2	Notices of Tax Contests	14

	5.3	Control of Tax Contests	15

	5.4	Cooperation Regarding Tax Contests	15

SECTION 6.	Tax Records		15

	6.1	Retention of Tax Records	15

	6.2	Access to Tax Records	16

	6.3	Confidentiality	16

SECTION 7.	Tax Reporting		16

SECTION 8.	General Provisions		16

	8.1	Construction	16
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8.2	Ancillary Agreements	16

8.3	Counterparts	17

8.4	Notices	17

8.5	Amendments	18

8.6	Assignment	18

8.7	Successors and Assigns	18

8.8	Change in Law	18

8.9	Authorization, Etc	18

8.10	Termination	18

8.11	Subsidiaries	19

8.12	Third-Party Beneficiaries	19

8.13	Double Recovery	19

8.14	Titles and Headings	19

8.15	Governing Law; Submission to Jurisdiction	19

8.16	Severability	19

8.17	Interpretation	19

8.18	Dispute Resolution	21
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TAX DISAFFILIATION AGREEMENT
THIS TAX DISAFFILIATION AGREEMENT (the “Agreement”) is dated as of May 22, 2026 by and between Hexagon AB, a Swedish corporation (“Parent”), and Octave Intelligence plc, an Irish public limited company (“Spinco” and, together with Parent, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.
RECITALS
WHEREAS, Parent, acting through itself and its direct and indirect Subsidiaries, currently conducts the Spinco Business;
WHEREAS, Spinco is a wholly-owned, direct Subsidiary of Parent;
WHEREAS, Parent intends to separate the Spinco Business from the Parent Business and to cause the Spinco Assets, including the Equity Interests of each Directly Transferred Entity and excluding any Excluded Assets, to be transferred to Spinco and to cause the Spinco Liabilities to be assumed by Spinco, upon the terms and subject to the conditions set forth in the Distribution Agreement dated on or about the date hereof (such agreement, the “Distribution Agreement” and such transfer, the “Contribution”);
WHEREAS, pursuant to the separation, Parent intends to make a distribution to holders of record of Parent’s Class A Shares and Class B Shares, respectively (the “Parent Shares”), as of May 22, 2026 (the “Record Date”) of its entire interest in Spinco. There shall be an allotment of A Ordinary Shares, par value $0.01 per share, in Spinco (“Spinco Class A Ordinary Shares”) and B Ordinary Shares, par value $0.01 per share, in Spinco (“Spinco Class B Ordinary Shares”) (together, the “Spinco Shares”) to Parent, but Spinco has not yet so issued those shares. The interest in the Spinco Shares will be distributed to holders of record of Parent Shares as of the Record Date) at the direction of Parent and each such holder will receive one (1) Spinco Class A Ordinary Share for every ten (10) Parent Class A Shares and one (1) Spinco Class B Ordinary Share for every ten (10) Parent Class B Shares held on the Record Date (the “Distribution”);
WHEREAS, the Spinco Shares will be delivered to holders of record, other than holders of Spinco Class A Ordinary Shares and affiliates of Parent, in the form of Swedish Depository Receipts issued by Skandinaviska Enskilda Banken AB, as custodian bank for the SDRs, with each SDR representing one underlying Spinco Class B Ordinary Share;
WHEREAS, the Spinco Shares to be received by affiliates of Parent and holders of Spinco Class A Ordinary Shares will be recorded in book-entry form with Spinco’s transfer agent, Computershare Trust Company, N.A.;
WHEREAS, Parent and Spinco intend the Distribution and Contribution to qualify for the Tax-Free Status;
WHEREAS, Parent expects to receive the Tax Opinion in connection with the transactions contemplated in the Distribution Agreement;

WHEREAS, Parent expects to receive a written confirmation from the Swedish Tax Agency (Sw. Skatteverket) that the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax exempt for Swedish tax purposes under the so-called Lex-ASEA rule in the Swedish Income Tax Act and under the conditions described in the application for written confirmation;
WHEREAS, the Parent Board and the Spinco Board have approved the Distribution Agreement and the transactions contemplated therein, subject to such further action of the Parent Board as may be required to establish the Record Date and the Distribution Date and to declare the Distribution (the effectiveness of which will be subject to the satisfaction or permitted waiver of the conditions set forth in the Distribution Agreement);
WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:
SECTION 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:
“Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding.
“Affiliate” has the meaning set forth in the Distribution Agreement.
“Agreed Treatment” means the treatment of the Contribution and the Distribution in accordance with the Tax-Free Status.
“Agreement” has the meaning set forth in the preamble hereof.
“Ancillary Agreements” means this Agreement, the Transition Services Agreement, and the Employee Matters Agreement.
“Business Day” has the meaning set forth in the Distribution Agreement.
“Spinco Class B Ordinary Shares” has the meaning set for in the recitals herof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the Parent Group and one or more members of the Spinco Group.
“Companies” means Parent and Spinco.
“Company” means Parent or Spinco, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other rights with respect to the Parent Shares or the Spinco Shares that are granted by Parent, Spinco or any of their respective Subsidiaries in connection with employee or director compensation or other employee benefits.
“Contribution” has the meaning set forth in the recitals hereof.
“Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.
“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.
“Corporate Business Purposes” means the Corporate Business Purposes as set forth in the Tax Opinion Representations (including any appendices thereto) and the “Reasons for the Distribution” in Spinco’s registration statement on Form 10, as amended.
“Deconsolidation Taxes” means any Taxes imposed on any member of the Parent Group or the Spinco Group as a result of or in connection with the Contribution and Distribution (or any portion thereof), but excluding any Transfer Taxes.
“Directly Transferred Entity” has the meaning set forth in the Distribution Agreement.
“Disclosing Party” has the meaning set forth in Section 6.3.
“Distribution” has the meaning set forth in the recitals hereof.
“Distribution Agreement” has the meaning set forth in the recitals hereof.
“Distribution Date” has the meaning set forth in the Distribution Agreement.
“Distribution Time” has the meaning set forth in the Distribution Agreement.
“Due Date” has the meaning set forth in Section 4.3.
“Employee Matters Agreement” means the Employee Matters Agreement by and between Parent and Spinco entered into on or about the date hereof.
“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought.
“Equity Interests” has the meaning set forth in the Distribution Agreement.
“Excluded Assets” has the meaning set forth in the Distribution Agreement.

“Filer” means the Company that is responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.
“Final Determination” means a determination within the meaning of section 1313 of the Code or any similar provision of non-U.S. state or local Tax Law.
“Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.
“Group” means the Parent Group or the Spinco Group, as the context requires.
“Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.
“Parent” has the meaning set forth in the preamble hereof.
“Parent Group” has the meaning ascribed to such term in the Distribution Agreement.
“Parent Indemnified Party” includes each member of the Parent Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.
“Parent Shares” has the meaning set forth in the recitals to this Agreement.
“Indemnified Party” has the meaning set forth in Section 4.5.
“Indemnifying Party” has the meaning set forth in Section 4.5.
“Interest Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period plus two percent (2%).
“IRS” means the Internal Revenue Service.
“Non-Controlling Party” has the meaning set forth in Section 5.3(a).
“Non-Filer” means any Company that is not responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.
“Parent Business” has the meaning set forth in the Distribution Agreement.
“Parent Board” has the meaning set forth in the Distribution Agreement.

“Party” has the meaning set forth in the preamble hereof.
“Parties” has the meaning set forth in the preamble hereof.
“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under section 6072 of the Code is required, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.
“Person” means any individual, corporation, company, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
“Periodic Taxes” means Taxes imposed on a periodic basis that are not based upon or related to income or receipts. Periodic Taxes include property Taxes and similar Taxes.
“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.
“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.
“Record Date” has the meaning set forth in the recitals hereof.
“Receiving Party” has the meaning set forth in Section 6.3.
“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to Parent or Spinco (as the context dictates) in both form and substance.
“Separate Return” means (a) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the Parent Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Spinco Group, and (b) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the Spinco Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Parent Group.
“Specified Percentage” shall have the meaning set forth on Schedule A.

“Specified Shares” shall have the meaning set forth on Schedule A.
“Spinco” has the meaning set forth in the preamble hereof.
“Spinco Assets” has the meaning set forth in the Distribution Agreement.
“Spinco Board” has the meaning set forth in Distribution Agreement.
“Spinco Business” has the meaning set forth in the Distribution Agreement.
“Spinco Class A Ordinary Shares” has the meaning set forth in the recitals hereof.
“Spinco Liabilities” has the meaning set forth in the Distribution Agreement.
“Spinco Share” or “Spinco Shares” has the meaning set forth in the recitals to this hereof.
“Spinco Group” has the meaning set forth in the Distribution Agreement.
“Spinco Indemnified Party” includes each member of the Spinco Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.
“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For the avoidance of doubt, the term “Subsidiary” as it applies to Spinco shall include the members of the Spinco Group.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise (including, for the avoidance of doubt, any taxes imposed under section 4501 of the Code), severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, any custom or tariff imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such tax.
“Tax Adjustment” has the meaning set forth in Section 4.6.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.
“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.
“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).
“Tax Counsel” means Sullivan & Cromwell LLP.
“Tax-Free Status” means the qualification of (a) the Contribution and the Distribution as a transaction described in section 355 and section 368(a)(1)(D) of the Code, in which shareholders of Parent do not recognize income, gain or loss upon the Distribution under section 355(a) of the Code (except with respect to the Specified Shares and cash received in lieu of fractional shares or SDRs), and (b) the Distribution as a distribution satisfying the Lex Asea requirements in Chapter 42, Section 16 of the Swedish Income Tax Act (Sw. Inkomstskattelagen (1999:1229)) in which shareholders of Parent do not recognize income, gain or loss upon the Distribution (except with respect to the Specified Shares and cash received in lieu of fractional shares or SDRs).
“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, adjustment in basis, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the Law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such Law, relating to any Tax.
“Tax Opinion” means the opinion (or opinions) to be delivered by Tax Counsel to Parent in connection with the Distribution to the effect that shareholders of Parent should not recognize gain or loss upon the Distribution under section 355(a) of the Code, and no amount should be included in such shareholders’ income, except in respect of cash received in lieu of fractional Spinco Shares.
“Tax Opinion Representations” means the written and signed representations delivered to Tax Counsel in connection with the Tax Opinion.
“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to section 6001 of the Code) or under any record retention agreement with any Tax Authority.
“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.
“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party hereto or any of its Affiliates in connection with the Distribution.
“Transition Services Agreement” means the Transition Services Agreement between Parent and Spinco dated on or about the date hereof.
“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by Parent or Spinco (as the context dictates). For the avoidance of doubt, an Unqualified Opinion must be based on factual representations and assumptions that are reasonably satisfactory to Parent or Spinco (as the context dictates).
SECTION 2.    Allocation of Tax Liabilities.
2.1    Allocation of Taxes. Taxes shall be allocated as follows:
(a)    Subject to Section 2.1(c) through Section 2.1(f), Parent shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against (i) any and all Taxes required to be paid by any member of the Parent Group for all periods.

(b)    Subject to Section 2.1(c) through Section 2.1(f), Spinco shall be liable for, and shall indemnify and hold harmless the Parent Group from and against (i) any and all Taxes required to be paid by any member of the Spinco Group for all periods.
(c)    In applying the provisions of Sections 2.1(a) and 2.1(b):
(i)    Any Taxes, other than Periodic Taxes, in respect of a Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period on a “closing of the books” basis by assuming that the books of the members of the Parent Group and the members of the Spinco Group were closed on the Distribution Date.
(ii)    Any Periodic Taxes in respect of a Straddle Period shall be allocated to the Pre-Distribution Period in an amount equal to such Periodic Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Distribution Date and the denominator of which is the number of calendar days in the entire period. The portion of any Periodic Taxes in respect of a Straddle Period not allocated to the Pre-Distribution Period shall be allocated to the Post-Distribution Period. For the avoidance of doubt, if a Party has prepaid Periodic Taxes that are allocated to the other Party under any provisions of this Agreement, the second Party shall reimburse the first Party to the extent so allocated.
(iii)    Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group before the Distribution Time on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group after the Distribution Time on the Distribution Date shall be allocated to the Post-Distribution Period.
(d)    Deconsolidation Taxes shall be borne by Parent and Spinco based on the Specified Percentage.
(e)    The Companies shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes. If any Transfer Tax remains payable after application of the first sentence of this Section 2.1(e) and notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated to Parent.
(f)    Notwithstanding anything to the contrary in this Section 2.1, any Taxes and costs set forth on Schedule A shall be specially administered and/or allocated in accordance with such schedule.
2.2    Tax Payments. Each Company shall be liable for and shall pay, or shall procure that its relevant Affiliate pays, the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company (where appropriate, on behalf of the relevant Affiliate of the payee Company) in accordance with Section 4 and the other applicable provisions of this Agreement.
SECTION 3.    Preparation and Filing of Tax Returns.
3.1    Combined Returns.
(a)    Parent shall be responsible for preparing and filing (or causing to be prepared or filed) all Combined Returns for any Tax Year. For any such return, Spinco shall furnish any relevant information, including pro forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the Spinco Group necessary for completing any such return in a format suitable for inclusion in such return, provided that Spinco shall have the right to review and approve items on such returns if and to the extent such items directly relate to Taxes for which Spinco would be liable under Section 2, such approval not to be unreasonably delayed, conditioned or withheld by Spinco.
(b)    For the period in which the Transition Services Agreement is in effect, Parent shall assist in the preparation of any Tax Returns which may be requested by Spinco in accordance with the terms of the Transition Services Agreement (even if, for the avoidance of doubt, the responsibility for preparation such Tax Return may be allocated to Spinco under other provisions of this Agreement). Nothing in this Section 3.1(b) shall be construed to affect Spinco’s right or responsibility to file the Tax Returns whose filing is allocated to Spinco under other provisions of this Agreement.
3.2    Separate Returns.
(a)    Tax Returns to be Prepared by Parent. Parent shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Parent Group and for which Spinco is not responsible under Section 3.2(b).
(b)    Tax Returns to be Prepared by Spinco. Spinco shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Spinco Group for any Tax Year,
3.3    Agent. Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), Parent and Spinco (and their respective Affiliates) shall designate the other Party as its agent and attorney-in-fact to take such action (including execution of documents) as such other Party may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Sections 3.1 and 3.2.
3.4    Provision of Information.
(a)    Parent shall provide to Spinco, and Spinco shall provide to Parent, any information about members of the Parent Group or the Spinco Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.
(b)    If a member of the Spinco Group supplies information to a member of the Parent Group, or a member of the Parent Group supplies information to a member of the Spinco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.
3.5    Special Rules Relating to the Preparation of Tax Returns.
(a)    In General. All Tax Returns that include any members of the Parent Group or Spinco Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Representations). Except as otherwise set forth in this Agreement, all Tax Returns for which Parent has the right to prepare, review, approve or file under Sections 3.1 and 3.2 shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the Distribution Date (unless such past practices are not permissible under applicable Law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in any reasonable manner, in accordance with the preparation, review, approval and filing responsibilities of Sections 3.1 and 3.2; provided, however, that in each case of (x) and (y) to the extent that a change in such elections, methods or practices could not reasonably be expected to result in any adverse impact on Parent and would not be inconsistent with applicable Law, such Tax Returns shall be prepared in accordance with reasonable practices selected by Spinco.
(b)    Election to File Consolidated, Combined or Unitary Tax Returns. Subject to Spinco’s reasonable approval, Parent may elect to file any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.
3.6    Refunds, Credits, Offsets, Tax Benefits
(a)    Any refunds, credits, or offsets with respect to Taxes allocated to Parent pursuant to this Agreement shall be for the account of Parent. Any refunds, credits or offsets with respect to Taxes allocated to Spinco pursuant to this Agreement shall be for the account of Spinco.
(b)    Parent shall, or shall procure that its relevant Affiliate shall, forward to Spinco, or reimburse Spinco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Spinco within fifteen (15) Business Days from receipt thereof by Parent or any of its Affiliates. Spinco shall, or shall procure that its relevant Affiliate shall, forward to Parent, or reimburse Parent for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Parent within fifteen (15) Business Days from receipt thereof by Spinco or any of its Affiliates. Where appropriate the relevant amount shall be forwarded or reimbursed to the payee Company on behalf of the relevant Affiliate of the payee Company. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the fifteen (15) Business Day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such interest). If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.6 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.
3.7    Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Parent Group or Spinco Group may be made only by the Company (or its Affiliates) responsible for filing the original Tax Return with respect to such member pursuant to Sections 3.1 or 3.2 (and, for the avoidance of doubt, subject to the same preparation, review, approval and filing rights set forth in Sections 3.1 or 3.2, to the extent applicable). Such Company (or its Affiliates) shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if the Company filing the amended Tax Return by written notice to the other Company agrees to indemnify the other Company for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Company as a result of the filing of such amended Tax Return.
3.8    Compensatory Equity Interests. Matters relating to Taxes and/or Tax Items with respect to Compensatory Equity Interests shall be governed by the Employee Matters Agreement.
3.9    United Kingdom Group Relief. Schedule A shall apply in respect of surrenders of group relief between members of the Parent Group and Spinco Group which are resident for tax purposes in the United Kingdom.
SECTION 4.    Tax Payments.
4.1    Payment of Taxes to Tax Authority. Parent shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for filing pursuant to Section 3.1 or Section 3.2, and Spinco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for filing pursuant to Section 3.2.
4.2    Indemnification Payments.

(a)    Tax Payments Made by the Parent Group. If any member of the Parent Group is required to make a payment to a Tax Authority for Taxes allocated to Spinco under this Agreement, Spinco will pay the amount of Taxes allocated to it to Parent not later than the later of (i) five (5) Business Days after receiving notification requesting such amount, and (ii) five (5) Business Days prior to the date such payment is required to be made to such Tax Authority.
(b)    Tax Payments Made by the Spinco Group. If any member of the Spinco Group is required to make a payment to a Tax Authority for Taxes allocated to Parent under this Agreement, Parent will pay the amount of Taxes allocated to it to Spinco not later than the later of (i) five (5) Business Days after receiving notification requesting such amount, and (ii) five (5) Business Days prior to the date such payment is required to be made to such Tax Authority.
4.3    Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due. Any payments of interest made under this Section 4.3 shall be treated as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.
4.4    Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties hereto shall treat any payment (except as provided in Section 4.3) made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution or as payments of an assumed or retained liability.
4.5    Adjustments to Payments. The amount of any payment made pursuant to this Agreement shall be adjusted as follows:
(a)    If the receipt or accrual of any indemnity amounts for which any Party hereto (the “Indemnifying Party”) is required to pay another Party (the “Indemnified Party”) under this Agreement causes, directly or indirectly, an increase in the taxable income of the Indemnified Party under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income. For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.5(a) and not by Section 2.2.
(b)    To the extent that Taxes for which the Indemnifying Party is required to pay to the Indemnified Party pursuant to this Agreement gives rise to a deduction, credit or other Tax Benefit to the Indemnified Party or any of its Affiliates, the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in Taxes actually realized by the Indemnified Party or any of its Affiliates resulting from such Tax Benefit . If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.5(b) is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit.
4.6    Certain Final Determinations. If an adjustment (a “Tax Adjustment”) pursuant to a Final Determination in a Tax Contest initiated by a Tax Authority results in a Tax greater than the Tax shown on the relevant Tax Return for any Pre-Distribution Period, the Indemnified Party shall pay to the Indemnifying Party an amount equal to any Tax Benefit as and when actually realized by such Indemnified Party as a result of such Tax Adjustment. The Parties agree that if an Indemnified Party is required to make a payment to an Indemnifying Party pursuant to this Section 4.6, the Parties shall negotiate in good faith to set off the amount of such payment against any indemnity payments owed by the Indemnifying Party to the Indemnified Party, taking into account time value and similar concepts as appropriate.
SECTION 5.    Cooperation and Tax Contests.
5.1    Cooperation. In addition to the obligations enumerated in Sections 3.4 and 5.4, Parent and Spinco will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
5.2    Notices of Tax Contests. Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by such other Company hereunder or (ii) Tax Items that may affect the amount or treatment of Tax Items of such other Company. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.
5.3    Control of Tax Contests.

(a)    Controlling Party. Subject to the limitations set forth in Section 5.3(b), each Filer (or the appropriate member of its Group) shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for filing (or causing to be filed) pursuant to Section 3 of this Agreement, in which case any Non-Filer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence, if a Non-Filer acknowledges to the Filer in writing its full liability under this Agreement to indemnify for any Tax, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Filer shall be the Controlling Party (subject to Section 5.3(b)) and the Filer shall be treated as the Non-Controlling Party.
(b)    Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments and suggestions to the Controlling Party, such comments and suggestions not to be unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).
5.4    Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Spinco shall assist Parent, and Parent shall assist Spinco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Indemnifying Party or Parties shall reimburse the Indemnified Party or Parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.
SECTION 6.    Tax Records.
6.1    Retention of Tax Records. Each of Parent and Spinco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven years after the Distribution Date.
6.2    Access to Tax Records. Spinco shall make available, and cause its Subsidiaries to make available, to members of the Parent Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax

Return by a member of the Parent Group or any of their Affiliates or with respect to any Tax Contest with respect to such return. Parent shall make available, and cause its Subsidiaries to make available, to members of the Spinco Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by a member of the Spinco Group or any of their Affiliates or with respect to any Tax Contest with respect to such return.
6.3    Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party or Parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.
SECTION 7.    Tax Reporting. Parent hereby covenants that, to the fullest extent permissible under applicable Tax Laws, it will, and will cause the members of the Parent Group to, treat the applicable transactions in accordance with the Agreed Treatment. Spinco hereby covenants that, to the fullest extent permissible under applicable Tax Laws, it will, and will cause each Subsidiary of Spinco to, treat the applicable transactions in accordance with the Agreed Treatment.
SECTION 8.    General Provisions.
8.1    Construction. This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Distribution Agreement and any other Ancillary Agreement) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
8.2    Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or any other Ancillary Agreement.
8.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4    Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered, mailed by registered or certified mail (return receipt requested), or sent by electronic mail, with receipt requested and confirmed, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To Parent:
Hexagon AB
P.O. Box 3692
SE-103 59 Stockholm, Sweden
Street address: Lilla Bantorget 15
SE-111 23 Stockholm, Sweden
Attention:    Thomas De Muynck, Chief Legal Officer
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
United States
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]
To Spinco:
Octave Intelligence plc
305 Intergraph Way
Madison, Alabama 35758
Attention:    Anthony P. Zana
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
United States

Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]
8.5    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
8.6    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
8.7    Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
8.8    Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or Law.
8.9    Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.
8.10    Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.
8.11    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
8.12    Third-Party Beneficiaries. Except with respect to Parent Indemnified Parties and Spinco Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Spinco Indemnified Parties any rights or remedies against Spinco hereunder, and this Agreement is not intended to confer upon any Parent Indemnified Parties any rights or remedies against Parent hereunder.
8.13    Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
8.14    Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
8.15    Governing Law; Submission to Jurisdiction. The Parties acknowledge and agree that Section 9.2 of the Distribution Agreement is hereby incorporated into this Agreement.
8.16    Severability. If any provision of this Agreement or any other Ancillary Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
8.17    Interpretation.
(a)    Unless the context of this Agreement otherwise requires:
(i)    (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;
(ii)    any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented;
(iii)    references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and
(iv)    references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)    Nothing herein (including the Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g)    The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h)    All monetary figures shall be in United States dollars unless otherwise specified.
8.18    Dispute Resolution. The Parties acknowledge and agree that Article VIII of the Distribution Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction, the arbitrability of any claim, or the existence, scope or validity of this arbitration agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

Parent

HEXAGON AB

By: /s/ Anders Svensson

Name: Anders Svensson

Title: President and CEO

Spinco

OCTAVE INTELLIGENCE PLC

By: /s/ Mattias Stenberg

Name: Mattias Stenberg

Title: Chief Executive Officer
[Signature Page to Tax Disaffiliation Agreement]